SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 14, 2006

STEPAN COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-4462	36-1823834
(Commission File Number)	(I.R.S. Employer Identification No.)

Edens and Winnetka Road, Northfield, Illinois	60093
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 446-7500

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2006, the Board of Directors (“Board”) of Stepan Company (“Stepan”) approved pension plan changes that will take effect July 1, 2006, and will impact participants in Stepan’s U.S. salaried workforce and certain participants in the U.S. hourly workforce. The Compensation and Development Committee of the Board, which is composed entirely of independent directors, recommended that the Board approve these pension plan changes.

The pension plan changes are as follows: (i) Stepan will freeze its non-union defined benefit pension plan effective June 30, 2006, and replace it with a defined contribution plan having a fixed Stepan contribution rate of four percent of base salary, and (ii) certain longer service employees will be eligible for a supplemental contribution from Stepan for up to five years which will be based on replacing a portion of the estimated future benefit from the legacy pension plan, offset by the estimated future contributions from the new defined contribution plan. Employees will still be eligible to make their own contributions to Stepan’s 401(k) Income Savings Plan to help provide for their own retirement income, and investment selection for the defined contribution assets will be made by the employee, as is the case with the current 401(k) Income Savings Plan. Stepan intends to seek similar plan changes for the remaining U.S. workforce as collective bargaining agreements are renegotiated. The changes have no impact on current U.S. retirees/former employees with vested benefits or employees who terminate or retire by June 30, 2006.

Stepan issued a press release regarding these pension plan changes. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description
99.1	Press Release of Stepan Company dated February 20, 2006

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEPAN COMPANY

By:	/s/ Kathleen M. Owens
Kathleen M. Owens Assistant Secretary

Date: February 21, 2006

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Stepan Company dated February 20, 2006

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